Exhibit 99.2

Allergan Announces Board Authorization for Share Repurchase Program of Up to $10 Billion

-- Company Expects to Execute $4 - $5 Billion in Open Market Repurchases --

DUBLIN, May 10, 2016 /PRNewswire/ -- Allergan plc (NYSE: AGN) today announced that the Company's board of directors has authorized a new share repurchase program of up to $10 billion of the Company's common stock. Allergan expects to execute $4 - $5 billion in open market repurchases over four to six months subject to favorable market conditions. If favorable market conditions persist, the Company will consider extending the program following the completion of the initial portion of the share repurchase program and the implementation of an increase in distributable reserves as approved by the Company's shareholders. The program may be discontinued at any time.

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The share repurchase program is pending the completion of and receipt of proceeds from the divestiture of Allergan's Global Generics business to Teva, expected to close by the end of June 2016.

"We believe there is no greater investment than Allergan stock, given our powerful growth prospects," said Brent Saunders, CEO and President of Allergan.  "As we think about our capital deployment options post the close of the Teva transaction, in addition to the stock repurchase program, we will have the ability to pay down debt to maintain our investment grade credit ratings and preserve significant firepower to invest for growth."

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a unique, global pharmaceutical company and a leader in a new industry model – Growth Pharma.  Allergan is focused on developing, manufacturing and commercializing innovative branded pharmaceuticals, high-quality generic and over-the-counter medicines and biologic products for patients around the world.

Allergan markets a portfolio of best-in-class products that provide valuable treatments for the central nervous system, eye care, medical aesthetics, gastroenterology, women's health, urology, cardiovascular and anti-infective therapeutic categories, and operates the world's third-largest global generics business, providing patients around the globe with increased access to affordable, high-quality medicines. Allergan is an industry leader in research and development, with one of the broadest development pipelines in the pharmaceutical industry and a leading position in the submission of generic product applications globally.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

For more information, visit Allergan's website at www.allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2015 (certain of such periodic public filings having been filed under the "Actavis plc" name). Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

CONTACTS:	Allergan:
Investors:
Lisa DeFrancesco
(862) 261-7152

Media:
Mark Marmur
(862) 261-7558